EXHIBIT 10.3

FORM OF

Restricted Stock Unit Award Agreement
(time-based vesting)

Granted by

TERRITORIAL BANCORP INC.

under the

TERRITORIAL BANCORP INC.
2010 EQUITY INCENTIVE PLAN
(As Amended and Restated)

This restricted stock unit agreement ("Restricted Stock Unit Award Agreement" or "Award Agreement") is and shall be subject in every respect to the provisions of the Territorial Bancorp Inc. 2010 Equity Incentive Plan, as amended and restated (the "Plan"), which are incorporated herein by reference and made a part hereof, subject to the provisions of this Award Agreement.  A copy of the Plan has been provided to the person granted a Restricted Stock Unit Award pursuant to the Plan.  The holder of this Restricted Stock Unit Award (the "Participant") hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Award Agreement, and agrees that all decisions under and interpretations of the Plan and this Award Agreement by the Committee appointed to administer the Plan ("Committee") or the Board of Directors of Territorial Bancorp Inc. (the "Company") shall be final, binding and conclusive upon the Participant and the Participant's heirs, legal representatives, successors and permitted assigns. Capitalized terms used in this Award Agreement but not defined in this Award Agreement shall have the same meaning as in the Plan.
For valuable consideration, the Company does hereby grant to the Participant a Restricted Stock Unit Award for the number of restricted stock units (the "Restricted Stock Units") as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units shall vest and become payable in shares of Stock of the Company (the "Shares") according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units, as provided in this Award Agreement.

Name of Participant: ___________________________
Date of Grant: ________________________________
Total number of Restricted Stock Units: ____________

Vesting Schedule:
 1. Form and Timing of Payment of Vested Units.

1.1  This Restricted Stock Unit Award represents the right to receive one Share of common stock on the date the Restricted Stock Unit Award vests (the "Vesting Date").  This Restricted Stock Unit Award will vest in approximately equal annual installments over a three (3) year period, commencing on the first anniversary of the Date of Grant and continuing on each annual anniversary thereafter.  No fractional Restricted Stock Units will vest.  Any fractional Restricted Stock Unit will roll over and shall vest on the next vesting date on which, when aggregated with all or part of another fractional Restricted Stock Unit, it comprises a whole Restricted Stock Unit.

1.2  Subject to the other terms of this Awards Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares of Stock (and not in cash, as the Plan permits), on, or as soon as practicable after, the Vesting Date or, if earlier, as provided in this Award Agreement, but in any event, within the period ending on the later to occur of the date that is two and one-half months from the end of (i) the Participant's tax year that includes the applicable vesting date or (ii) the Company's tax year that includes the applicable vesting date.
 2. Dividend Equivalent Rights. Pending distribution or forfeiture of the Restricted Stock Units, the Participant's bookkeeping account will be credited with Dividends Equivalent Rights with respect to all dividends declared on the shares underlying the Restricted Stock Units, regardless of whether the Restricted Stock Units are vested or unvested.
  3.                Termination of Service
3.1 Termination of Employment. Except as provided in Sections 3.2-3.6 below, the Restricted Stock Units subject to this Award Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the Participant's Termination of Service for any reason, including without limitation, voluntary termination by the Participant.

3.2 Death. Any unvested portion of this Restricted Stock Unit Award shall vest immediately in the event of the Participant's Termination of Service by reason of the Participant's death.
3.3 Involuntary Termination of Employment. A portion of this Restricted Stock Unit Award shall vest immediately in the event of the Participant's Involuntary Termination of Employment, including for Good Reason.  The portion of the Restricted Stock Unit Award that vests upon an Involuntary Termination of Service shall equal the number of unvested Restricted Stock Units multiplied by a fraction, where the numerator equals the whole number of months that have elapsed since the last vesting date and the denominator equals the number of whole months from the last vesting date to the end of the 36 month vesting period.
3.4 Disability.  Any unvested portion of this Restricted Stock Unit Award shall vest immediately in the event of the Participant's Termination of Service by reason of the Participant's Disability.

3.5 Retirement. If the Participant's Service terminates by reason of the Participant's Retirement, the Participant's unvested Restricted Stock Unit Awards shall continue to vest, provided that, at the request of the Company the Participant serves as a consultant to the Company following Retirement.   For purposes of this Award, Retirement means retirement from employment as an Employee on or after attainment of age 65.  An Employee who is also a Director shall not be deemed to have terminated due to Retirement until both Service as an Employee and Service as a Director have ceased.
3.6 Change in Control. Any unvested portion of this Restricted Stock Unit Award shall vest immediately in the event of an Involuntary Termination of Employment, including for Good Reason, following a Change in Control.  The portion of the Restricted Stock Unit Award that vests upon a Change in Control shall equal the number of unvested Restricted Stock Units at the time of an Involuntary Termination of Employment, including for Good Reason, following the Change in Control.
4.    Withholding. The Company shall collect federal, state and local income taxes and the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Restricted Stock Units and any Dividend Equivalent Rights on such Restricted Stock Units paid to the Participant at the time those Restricted Stock Units vest.  Unless the Participant delivers a separate check payable to the Company in the amount of taxes required to be withheld from the Participant, the Company shall withhold those taxes from the Participant's wages.  The Participant hereby authorizes the Company to satisfy the withholding obligations by one or a combination of the following: (a) withholding from the Participant's wages or other cash compensation; (b) withholding from proceeds of the sale of Shares issued in settlement of the vested Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or (c) withholding in Shares to be issued in settlement of the vested Restricted Stock Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the common stock on the principal exchange on which the common stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Award.
5.    Code Section 409A. The Restricted Stock Unit Award and payments made pursuant to this Award Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Award Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Award Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Award Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Award Agreement.

6.    Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges that: (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time; (b) grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) the Participant's participation in the Plan is voluntary; (e) Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary, and that are outside the scope of the Participant's employment contract, if any; (f) Restricted Stock Units and the Shares subject to Restricted Stock Units are not intended to replace any pension rights or compensation; (g) unless provided for elsewhere, Restricted Stock Units and the Shares subject to Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary; (h) the award of Restricted Stock Units and the Participant's participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) in consideration of the award of Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of employment with the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and the Participant irrevocably releases the Company and/or the Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (k) except as otherwise provided for in this Award Agreement or the Plan, in the event of involuntary termination of the Participant's employment (whether or not in breach of local labor laws), the Participant's right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that the Participant's Service is terminated and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of this Award Agreement.
7.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.

8.    Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Award Agreement.
9.    Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.
10.   Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
11.   No Rights as Shareholder. Except as provided in this Restricted Stock Award Agreement, the Participant will not have dividend, voting or any other rights as a shareholder of the Shares of common stock with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in Shares of common stock, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.
12.   Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.   Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the Restricted Stock Units and on any Shares of common stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 6 above) that may be necessary to accomplish the foregoing.
By the Participant's signature and the Company's signature below, the Participant and the Company agree that this grant is governed by this Award Agreement and the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.
TERRITORIAL BANCORP INC.
By: ________________________
PARTICIPANT'S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan.  The undersigned hereby acknowledges receipt of a copy of the Plan.
Participant

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